Exhibit 99A

SUPPORT AGREEMENT

Linear Gold Corp.

Suite 502, 2000 Barrington Street

Halifax, Nova Scotia

B3J 3K1

Attention:                                         President and Chief Executive Officer

In consideration of the entry into by Apollo Gold Corporation (“Apollo”) of a binding letter of intent dated March 9, 2010 (the “Letter Agreement”) with Linear Gold Corp. (“Target”) contemplating a plan of arrangement (the “Arrangement”) under the Canada Business Corporations Act involving Apollo and Target, and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the undersigned), the undersigned agrees to the representations, warranties, covenants and conditions set out in this agreement.

For the avoidance of doubt, the restrictions, obligations, covenants and conditions set out in this agreement shall only apply to the Fixed Income, Currencies and Commodities Group (“FICC”) of Macquarie Bank Limited.  Nothing in this agreement restricts or otherwise imposes any obligations or covenants on any other group, business or division of Macquarie Bank Limited or any affiliate of Macquarie Bank Limited.

1.                                       The undersigned represents and warrants to Target (and acknowledges that Target is relying upon such representations and warranties) that:

(a)                                  FICC is the beneficial owner of the number of common shares of Apollo (“Apollo Shares”), the number of common share purchase warrants of Apollo (“Apollo Warrants”) and the number of options (“Apollo Options”) exercisable to acquire an equal number of Apollo Shares (collectively, the “FICC Securities”) set forth in Schedule “A” hereto and the FICC Securities comprise all securities of Apollo (other than, for the avoidance of doubt, any debt interests or debt securities issuable under, related to or in connection with the project facility agreement (the “PFA”) among Apollo, the undersigned and RMB Australia Holdings Limited dated as of February 20, 2009 (as amended, restated, renewed or otherwise modified from time to time, including, without limitation, pursuant to Deferral Consents dated 28 September 2009, 30 December 2009 and 25 February 2010)) held of record, owned by, or for which voting or dispositive power is granted to, FICC;

(b)                                 FICC has sole voting power (to the extent permitted by the attributes of such securities or pursuant to applicable law, regulation or policy), sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to the FICC Securities;

(c)                                  the undersigned has the legal capacity to execute and deliver this Agreement and perform its obligations hereunder and that this Agreement has been duly executed and delivered by the undersigned, and this Agreement constitutes the legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies are in the discretion of the court;

(d)                                 neither the execution and delivery of this Agreement by the undersigned, the performance by the undersigned of its obligations hereunder nor the compliance by the undersigned with any of the provisions hereof shall (i) result in any material breach of, or constitute a material default (or an event which with notice or lapse of time or both would become a  material default) (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, contract, license, agreement, lease, permit or other instrument or obligation to which the undersigned is a party or by which the undersigned or any of the FICC Securities may be bound, (ii) require on the part of the undersigned any permit, authorization, consent or approval of any governmental authority (other than the filing of any required insider trading reports or early warning reports), or (iii) violate any order, writ, injunction, decree, judgment, or laws applicable to the undersigned or any of the FICC Securities;

(e)                                  there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any governmental authority, or, to the knowledge of the undersigned, threatened against the undersigned or any of the FICC Securities or, in the event that the undersigned is a corporation, any of its officers or directors (in their capacities as such) that, individually or in the aggregate, would reasonably be expected to limit the undersigned’s ability to perform its obligations hereunder.  There is no judgment, decree or order against the undersigned or, to the knowledge of the undersigned, any of its respective directors or officers (in their capacities as such) that would reasonably be expected to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to limit the undersigned’s performance of its obligations hereunder;

(f)                                    no person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer from the undersigned of any of the FICC Securities owned by FICC or any interest therein or right thereto which requires or provides for the granting of a proxy by FICC in respect of the FICC Securities;

(g)                                 other than the Apollo Warrants, FICC does not have any agreement or option, or right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by FICC or transfer to FICC of additional securities of Apollo (other than pursuant to the PFA) and, FICC shall not, other than pursuant to the PFA or the exercise of any Apollo Warrants purchase or otherwise acquire or obtain any agreement or right to purchase any securities of Apollo from and including the date hereof up to and including the Expiry Date (defined below); and

(h)                                 on the closing date of the Arrangement (the “Effective Date”), FICC will have (without exception) valid and marketable title to the FICC Securities free and clear of all claims, liens, pledges, mortgages, charges, encumbrances and security interests, except for the obligations under this Agreement.

2.                                       Subject to Section 3, the undersigned covenants and agrees with Target that, (a) commencing on the date upon which the private placement contemplated by the Letter Agreement has been consummated and (b) until and including that date (the “Expiry Date”), which is the earlier of: (i) the date on which the Letter Agreement (or the definitive agreement superseding the Letter Agreement, as contemplated therein) is terminated in accordance with its terms; and (ii) July 2, 2010, the undersigned will:

(a)                                  immediately cease and terminate existing discussions, if any, with any person with respect to any potential direct or indirect acquisition of, or any other business combination involving, Apollo or any material part of its assets (an “Apollo Acquisition Proposal”) and will not, directly or indirectly, make, solicit, assist, initiate, encourage or otherwise facilitate any inquiries, proposals or offers from any person, other than Target or its affiliates, relating to any Apollo Acquisition Proposal or participate in, any discussions or negotiations regarding any Apollo Acquisition Proposal, provided that nothing contained in this section or other provisions of this Agreement shall prevent: (i) the undersigned from participating in any discussions or negotiations regarding any Apollo Acquisition Proposal that the Board of Apollo has determined, prior to such participation, to be a Superior Proposal (as defined in the Letter Agreement); (ii) the undersigned from doing anything that is permitted by the terms of the lock up agreement made between Apollo, the Target and the undersigned dated on or about the date of this agreement (“Lock Up Agreement”). If the undersigned receives any inquiry relating to a potential Apollo Acquisition Proposal (including an offer or invitation to enter into discussions), the undersigned shall promptly notify Target in writing and provide to Target all relevant details relating thereto, including, without limitation, the price or consideration proposed to be paid in connection with such potential Apollo Acquisition Proposal and the form of consideration to be paid;

(b)                                 subject to the terms, conditions and qualifications hereof, vote (i) all of the FICC Securities, and (ii) any other Apollo Securities acquired by FICC prior to the Expiry Date or over which control or discretion is exercised by FICC (in each case other than, for the avoidance of doubt, any debt interests or debt securities issuable under, related to or in connection with the PFA) for the approval of the Arrangement and any resolutions or matters relating thereto at any meeting of the securityholders of Apollo called to consider the same;

(c)                                  not withdraw any proxy (if any) delivered to Apollo or the depositary in connection with any meeting of the securityholders of Apollo called to approve the Arrangement, except in accordance with the provisions of this Section 2;

(d)                                 at its election, either (i) vote as a securityholder of Apollo against; or (ii) abstain from voting as a securityholder of Apollo in respect of any proposal (other than a Superior Proposal as defined in the Letter Agreement) submitted to the securityholders of Apollo in respect of any amalgamation, merger, sale of Apollo’s or its affiliates’ or associates’ assets, take-over bid, plan of arrangement, reorganization, recapitalization, shareholder rights plan, liquidation or winding-up of, reverse take-over or other business combination or similar transaction involving Apollo or any of its subsidiaries, (A) which would reasonably be regarded as being directed towards or likely to prevent or delay the successful completion of the Arrangement; or (B) which would reasonably be expected to result in an Apollo Material Adverse Effect (as defined in the Letter Agreement);

(e)                                  take such steps as are required to ensure that FICC has beneficial ownership, with valid and marketable title to, the FICC Securities free and clear of all claims, liens, pledges, mortgages, charges, encumbrances and security interests, except for the undersigned’s obligations under this Agreement; and

(f)                                    not do indirectly that which the undersigned may not do directly in respect of the restrictions on the undersigned’s rights with respect to the FICC Securities pursuant to this Agreement by the sale of any direct or indirect holding company or the granting of a proxy on the shares of any direct or indirect holding company and which would have, indirectly, any effect prohibited by this Agreement.

3.                                       If the Agent (as defined in the PFA) has made a declaration under clause 13.2 of the PFA or gives a notice under clause 13.5(d) of the PFA the undersigned shall:

(a)                                  immediately, and without the requirement for any further action by any party, cease to be bound by the provisions set forth in Sections 2(b) and 2(c); and

(b)                                 at its election, either (i) vote (A) all of the FICC Securities, and (B) any other Apollo Securities acquired by FICC prior to the Expiry Date or over which control or discretion is exercised by FICC (in each case other than, for the avoidance of doubt, any debt interests or debt securities issuable under, related to or in connection with the PFA) for the approval of the Arrangement and any resolutions or matters relating thereto at any meeting of the securityholders of Apollo called to consider the same, or (ii) abstain from voting all securities described in clause (i) in respect of the Arrangement and any resolutions or matters relating thereto at any meeting of the securityholders of Apollo called to consider the same.

4.                                       Nothing contained in this Agreement, including without the limitation the provisions set forth in Sections 2(a), 2(e) and 2(f), shall restrict or otherwise affect the ability of the undersigned and the Agent (as defined in the PFA) to enforce any or all of their rights and remedies under any Transaction Document (as defined in the PFA) or at law or equity and, for the avoidance of doubt, Sections 2(a), 2(e) and 2(f) shall be subject to the undersigned’s and the Agent’s rights and remedies as referenced herein.

5.                                       The undersigned shall have the right to terminate this Agreement at any time on or following the Expiry Date. If this Agreement is terminated in accordance with this Section 5, the provisions of this Agreement will become null and void and of no further force and effect and no party shall have liability to any other party, except in respect of an intentional breach of this Agreement which occurred prior to such termination.

6.                                       The undersigned hereby acknowledges that details of this Agreement shall be disclosed in any information circular produced by Apollo and/or Target in connection with the Arrangement. The undersigned and its legal counsel shall be given a reasonable opportunity to review the final version of such information circular and other documents related thereto, and all information relating solely to the undersigned included in any such circular shall be in form and content satisfactory to the undersigned, acting reasonably, subject to the overriding obligation to comply with applicable securities laws.

7.                                       The undersigned agrees and confirms that: (a) any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the undersigned and Target or in the case of a waiver, by the party against whom the waiver is to be effective; and (b) no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise.

8.                                       The representations, warranties and covenants of the undersigned set forth in this Agreement shall terminate and be of no further force or effect upon the earlier to occur of the consummation of the Arrangement and the Expiry Date.

9.                                       All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered in person or transmitted by telecopy or similar means of recorded electronic communication to, in the case of the undersigned, the address, facsimile number or email address contained on Schedule “A” and, in the case of Target, to Wade Dawe, President and Chief Executive Officer, Linear Gold Corp., Suite 502, 2000 Barrington Street, Halifax, Nova Scotia, B3J 3K1, facsimile no. (902) 491-4281, email: wdawe@lineargoldcorp.com (with a facsimile copy to Wildeboer Dellelce LLP (416) 361-1790, Attention: Troy Pocaluyko or electronic copy to troy@wildlaw.ca) or such other address as may be designated in writing hereafter, in the same manner, by such person.  Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a business day, on the next following business day) provided that it is delivered or transmitted during normal business hours, failing which it shall be deemed to have been given and received on the next business day.

10.                                 If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party.

11.                                 The provisions of this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective heirs, administrators, successors and permitted assigns, provided that no party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other parties hereto, except that Target may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement to a wholly owned subsidiary without reducing its own obligations hereunder without the consent of the undersigned.

12.                                 This Agreement, as supplemented by the Letter Agreement and the Consent, sets forth the entire agreement and understanding of the parties hereto in respect of the transactions contemplated hereby. There are no warranties, representations, terms, conditions or collateral agreements, expressed, implied or statutory, between the undersigned and Target other than as expressly set forth in this Agreement and the Consent.

13.                                 The undersigned acknowledges, confirms, and agrees that the undersigned had the opportunity to seek and was not prevented nor discouraged by Target or Apollo from seeking independent legal advice prior to the execution and delivery of this Agreement and that, in the event that the undersigned did not avail himself with that opportunity prior to signing this Agreement, the undersigned did so voluntarily without any undue pressure and agrees that the undersigned’s failure to obtain independent legal advice should not be used by it as a defence to the enforcement of its obligations under this Agreement.

14.                                 This Agreement may be executed by facsimile or electronic (PDF) copy and in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

15.                                 Each party shall pay the fees, costs and expenses of its financial, legal, auditing and other professional and other advisors incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred, to the extent provided for in the Consent.  Nothing in this clause shall be taken to limit or otherwise relieve Apollo from its obligations in section 6.12 of the Consent to reimburse the undersigned for all reasonable costs and expenses (including legal fees) incurred by the Finance Parties in connection with this agreement and the Lock Up Agreement.

16.                                 This Agreement is governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, without giving effect to principles of conflicts of laws thereof, and the undersigned hereby irrevocably attorns to the jurisdiction of the courts of the Province of Ontario with respect to all action and proceedings arising out of or relating to this Agreement and agrees to waive any objection that such courts would be a convenient forum.

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DATED THIS 18th day of March, 2010.

MACQUARIE BANK LIMITED

Per:	/s/ Carmel Ferguson
Name: Carmel Ferguson
Title: Executive Director

Per:	/s/ Margot Branson
Name: Margot Branson
Title: Legal Risk Management

ACCEPTED AND AGREED TO THIS day of March, 2010.

LINEAR GOLD CORP.

By:	/s/ Keith Abriel
Name: Keith Abriel
Title: VP & CFO

SCHEDULE “A”

UNDERSIGNED’S SECURITIES

Name, Address, Facsimile Number and Email Address of “undersigned”	Number of Apollo Common Shares	Number of Apollo Warrants	Number of Apollo Options

Macquarie Bank Limited	4,000,000	46,505,463	None
1 Martin Place
Sydney, NSW 2000
Australia

Attention: Katie Choi
Fax: +61 2 8232 3590
E-mail: katie.choi@macquarie.com

with a copy to:
Macquarie Bank Limited
New York Representative Office
125 West 55th Street, 22nd Floor
New York, NY 10019

Attention: Alvaro Belevan
Fax: +1 212 231 2177
E-mail: alvaro.belevan@macquarie.com